Exhibit 10.58

Memorandum on PayPay General Agency Agreement

PayPay Corporation (“PPC”) and SB Payment Service Corporation (“SBPS”) enter into this memorandum as follows regarding the General Agency Agreement (Online Payments) dated December 13, 2019 (the “Original Agreement”) and the related Memorandum on PayPay General Agency Agreement dated October 2, 2020 (the “Original Memorandum; collectively with the Original Agreement, the “Original Contracts”) executed between the parties. The terms used in this Memorandum have the meanings defined in the Original Contracts unless otherwise defined in this Memorandum.

Article 1 Amendment of Payment System Fee Rate

The parties agree to amend the fee rate provided for in the Original Agreement, as amended by the Original Memorandum, to 1.5% (excluding tax) as of April 1, 2022.

Article 2 Effective Date

This Memorandum is effective as of the execution date hereof and will remain in effect until the termination of the Original Agreement.

Article 3 Supplementation of Agreement

The provisions of the Original Contracts shall continue to apply with respect to all matters not provided for herein.

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The parties shall prepare an electronic or magnetic record of this Memorandum and affix their respective electronic signatures, and each party shall retain that record or a copy thereof. If executed as a paper instrument, this Memorandum shall be prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

February 25, 2022

PPC: 1-3 Kioicho, Chiyoda-ku, Tokyo PayPay Corporation Ichiro Nakayama, Representative Director	SBPS: 1-7-1 Kaigan, Minato-ku, Tokyo SB Payment Service Corporation Tomonori Hotta, Representative Director and Vice President